Exhibit 99.1

Investor and Media Contact: Richard E. Koch

(203) 750-3254

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Olin’s First Quarter Earnings Exceed Expectations;

Declares $.20 Per Share Quarterly Dividend

CLAYTON, MO, April 28, 2005 – Olin Corporation (NYSE: OLN) today announced that sales for the first quarter of 2005 were $560.9 million compared with $482.9 million in the first quarter of 2004. Net income in the first quarter of 2005 was $37.2 million, or $0.52 per diluted share, compared with net income of $2.9 million, or $0.04 per diluted share, in the first quarter of 2004.

Joseph D. Rupp, President and Chief Executive Officer said, “Our first quarter net income of $0.52 per diluted share exceeded our previous expectation of earnings in the $0.40 per diluted share range primarily due to better than expected performance from Chlor Alkali Products and approximately $6 million of net income gains ($0.08 per diluted share) primarily associated with real estate dispositions. We experienced improvement in pricing for both chlorine and caustic soda during the quarter, and as a result Chlor Alkali Products surpassed its previous quarterly earnings record, set in the fourth quarter of 2004. We expect improvement in Chlor Alkali results in the second quarter of 2005.”

In the second quarter of 2005 Olin expects earnings to be in the $0.45 per diluted share range. As previously noted, earnings in the Chlor Alkali business are expected to improve with higher expected ECU prices partially offset by higher transportation and seasonally higher electricity costs. Winchester earnings are expected to decrease from the first quarter of 2005 due to normal seasonal factors and start-up costs at our new

Oxford, Mississippi facility. Metals earnings are expected to be lower than the first quarter as we continue to experience soft demand across most market segments.

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates.

CHLOR ALKALI PRODUCTS

Chlor Alkali sales for the first quarter of 2005 were $143.7 million, compared to $99.9 million in the first quarter of 2004. The increase reflects the combination of a 62% increase in ECU prices and a 3% decrease in chlorine and caustic volumes. Chlor Alkali segment income during the quarter was $58.6 million, compared to $10.4 million in the first quarter of 2004. The significantly higher level of income reflects the impact of higher prices, partially offset by higher electricity costs and slightly lower sales volumes due to rail service problems and customer outages.

METALS

Sales for the first quarter of 2005 were $333.9 million compared to sales in the first quarter of 2004 of $308.3 million. The increase in sales is principally the result of higher copper prices in the first quarter of 2005 compared with 2004. Shipment volumes in the first quarter of 2005 decreased 4% from the first quarter of 2004. Shipments to the ammunition segment remained strong with continued demand from military ordnance. Building products shipments increased 3% from the 2004 first quarter. Shipments to the automotive, electronics and coinage segments declined from the 2004 first quarter by 8%, 13% and 7%, respectively.

The Metals segment reported income of $13.7 million in the first quarter of 2005 compared to $14.6 million in the first quarter of 2004. The lower earnings were primarily because of lower volumes.

WINCHESTER

Winchester 2005 first quarter sales were $83.3 million compared with $74.7 million in the first quarter of 2004 reflecting higher U.S. military and law enforcement volumes. Commercial sales were similar to the first quarter of 2004. Income in the first quarter of 2005 was $3.4 million, compared with $6.1 million in the first quarter of 2004. The favorable impact of higher volumes and increased prices to commercial customers were more than offset by an increase in costs of commodity metals and other raw materials.

CORPORATE AND OTHER COSTS

For the first quarter of 2005, pension expense for corporate was $1.0 million, compared to $2.0 million of income in 2004. On a total company basis, pension expense for the three months ended March, 31, 2005, was $6.9 million compared to $3.3 million in 2004.

For the first quarter of 2005, charges to income for environmental investigatory and remedial activities were $4.4 million compared with $6.3 million in 2004. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

During the first quarter of 2005, other corporate and unallocated costs were $14.7 million compared to $8.8 million in the first quarter of 2004. The increase resulted primarily because of higher legal costs, largely related to increased litigation activities, and professional fees offset in part by cost savings from the corporate relocation.

The first quarter of 2005 and 2004 includes pretax restructuring charges of $0.3 million and $8.9 million, respectively, associated with the relocation of our corporate headquarters to Clayton, MO.

Other operating income for the first quarter of 2005 includes $8.2 million of pretax gains associated with real estate dispositions. The first quarter 2005 also includes a $0.8 million reduction in income tax expense resulting from a refund of interest in connection with the 2004 settlement of certain issues related to income tax audits of prior periods.

DIVIDEND

Olin Corporation’s Board of Directors declared a quarterly dividend of 20 cents on each share of Olin common stock. The dividend is payable on June 10, 2005, to shareholders of record at the close of business on May 10, 2005. This is the 314th consecutive dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin will hold a conference call with securities analysts at 10:00 a.m., Eastern Time, April 29, 2005. Anyone desiring to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s internet website, www.olin.com. Listeners should log on to the website at least 10 minutes before the call. A copy of this press release, together with other financial and statistical information about the period ended March 31, 2005, is available on the Olin website in the Investor section under Recent Press Releases and Speeches. The text of the prepared remarks from the conference call will be available after the conclusion of the call in the same website location. The call also will be audio archived on the Olin website for future replay until May 15.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts; and stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, bleach products, hydrogen and potassium hydroxide. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2004, include, but are not limited to, the following:

•	sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;
•	extraordinary events, such as terrorist attacks or war with one or more countries;
•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;
•	the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;
•	effects of competition, including the migration by United States customers to low-cost foreign locations;
•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•	unexpected litigation outcomes or the impact of changes in laws and regulations;
•	higher-than-expected raw material and utility or transportation and/or logistics costs;
•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards;
•	unexpected additional taxes and related interest as the result of pending income tax audits and unresolved income tax issues; and
•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2005—10

Olin Corporation

Statements of Income (a)

(In millions, except per share data)

	Three Months
	Ended March 31,
	2005	2004
Sales	$560.9	$482.9
Operating Expenses:
Cost of Goods Sold	473.9	432.1
Selling and Administration	38.8	32.3
Research and Development	1.2	1.0
Restructuring Charge (b)	0.3	8.9
Other Operating Income (c)	8.2	—

Operating Income	54.9	8.6
Earnings of Non-consolidated Affiliates	8.6	0.5
Interest Expense	5.4	5.0
Interest Income	1.2	0.5
Other Income	0.1	0.5

Income from Continuing Operations before Taxes	59.4	5.1
Income Tax Provision (d)	22.2	2.3

Income from Continuing Operations	37.2	2.8
Income from Discontinued Operations, Net	—	0.1

Net Income	$37.2	$2.9

Basic and Diluted Income Per Common Share:
Income from Continuing Operations	$0.52	$0.04
Income from Discontinued Operations, Net	—	—

Net Income	$0.52	$0.04

Dividends Per Common Share	$0.20	$0.20

Average Common Shares Outstanding—Diluted	71.4	64.4

(a)	Unaudited.
(b)	Reflects the restructuring charge for the 2004 relocation of corporate headquarters.
(c)	Other operating income represents primarily the pretax gain on the disposition of real estate.
(d)	The 2005 first quarter includes a $0.8 million reduction in income tax expenses resulting from a refund of interest paid in connection with the 2004 settlement of certain issues related to prior years.

Olin Corporation

Balance Sheets (a)

(In millions, except per share data)

March 31,	2005	2004
Assets:
Cash & Cash Equivalents	$156.8	$185.8
Accounts Receivable, Net	307.5	257.8
Inventories, Net	263.6	246.1
Current Deferred Income Taxes	31.2	33.2
Other Current Assets	13.0	14.1

Total Current Assets	772.1	737.0
Property, Plant and Equipment
(Less Accumulated Depreciation of $1,362.5 and $1,317.2)	468.4	483.8
Prepaid Pension Costs	257.8	224.7
Deferred Income Taxes	65.0	97.0
Other Assets	32.1	29.8
Goodwill	74.6	79.5
Net Assets of Discontinued Operations	—	10.9

Total Assets	$1,670.0	$1,662.7

Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$51.9	$9.7
Accounts Payable	130.6	140.7
Income Taxes Payable	0.4	48.4
Accrued Liabilities	155.7	143.4

Total Current Liabilities	338.6	342.2
Long-Term Debt	257.5	318.8
Accrued Pension Liability	508.6	472.6
Other Liabilities	176.9	177.5

Total Liabilities	1,281.6	1,311.1

Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares: Issued and Outstanding 71.1 Shares (69.3 in 2004)	71.1	69.3
Additional Paid-in Capital	668.4	637.6
Accumulated Other Comprehensive Loss	(273.2)	(244.4)
Accumulated Deficit	(77.9)	(110.9)

Total Shareholders' Equity	388.4	351.6

Total Liabilities and Shareholders' Equity	$1,670.0	$1,662.7

(a)	Unaudited.

Olin Corporation

Statements of Cash Flows (a)

(In millions)

Three Months Ended March 31,	2005	2004
Operating Activities:
Income from Continuing Operations	$37.2	$2.8
Earnings of Non-consolidated Affiliates	(8.6)	(0.5)
Other Operating Income	(8.2)	—
Depreciation and Amortization	17.5	18.1
Deferred Income Taxes	22.0	(35.0)
Qualified Pension Plan Contribution	—	(125.0)
Qualified Pension Plan Expense	5.6	1.8
Common Stock Issued Under Employee Benefit Plans	0.7	0.7
Changes in:
Receivables	(64.6)	(75.6)
Inventories	(7.1)	(7.3)
Other Current Assets	5.8	(4.6)
Accounts Payable and Accrued Liabilities	17.1	33.5
Income Taxes Payable	0.1	37.3
Other Assets	(0.3)	—
Noncurrent Liabilities	0.4	2.7
Other Operating Activities	1.7	0.9

Cash Provided by (Used for) Continuing Operations	19.3	(150.2)
Income from Discontinued Operations, Net	—	0.1

Net Operating Activities	19.3	(150.1)

Investing Activities:
Capital Expenditures	(12.1)	(7.2)
Investments and Advances—Affiliated Companies at Equity	(2.6)	0.9
Disposition of Property, Plant and Equipment	12.6	0.6
Other Investing Activities	(1.3)	0.9

Net Investing Activities	(3.4)	(4.8)

Financing Activities:
Long-Term Debt Repayments	(0.6)	(18.0)
Issuance of Common Stock	3.1	181.1
Stock Options Exercised	5.3	1.6
Dividends Paid	(14.2)	(13.8)

Net Financing Activities	(6.4)	150.9

Net Increase (Decrease) in Cash and Cash Equivalents	9.5	(4.0)
Cash and Cash Equivalents, Beginning of Period	147.3	189.8

Cash and Cash Equivalents, End of Period	$156.8	$185.8

(a)	Unaudited.

Olin Corporation

Segment Information (a)

(In millions)
	Three Months Ended March 31,
	2005	2004
Sales:
Metals	$333.9	$308.3
Chlor Alkali Products	143.7	99.9
Winchester	83.3	74.7

Total Sales	$560.9	$482.9

Income from Continuing Operations before Taxes:
Metals (b)	$13.7	$14.6
Chlor Alkali Products (b)	58.6	10.4
Winchester	3.4	6.1
Corporate/Other:
Pension (Expense) Income (c)	(1.0)	2.0
Environmental Provision	(4.4)	(6.3)
Other Corporate and Unallocated Costs	(14.7)	(8.8)
Restructuring Charge	(0.3)	(8.9)
Other Operating Income	8.2	—
Interest Expense	(5.4)	(5.0)
Interest Income	1.2	0.5
Other Income	0.1	0.5

Income from Continuing Operations before Taxes	$59.4	$5.1

(a)	Unaudited.

(b)	Earnings of non-consolidated affiliates are included in the segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates, by segment, are as follows:

	Three Months Ended March 31,
	2005	2004
Metals	$0.2	$0.4
Chlor Alkali	8.4	0.1

Earnings of Non-Consolidated Affiliates	$8.6	$0.5

(c)	The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost, and recognized actuarial gains and losses.